Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT

Kiersten Mehl

(800) 978-8136

kmehl@summithealthcarereit.com

Summit Healthcare REIT, Inc. Expands to Colorado

Lake Forest, Calif., (Sept. 26, 2014) – Summit Healthcare REIT, Inc. (“Summit”) announced today that it acquired two skilled nursing facilities in Colorado for a purchase price of approximately $8 million on Sept. 22, 2014.

The two facilities acquired include Juniper Village at Lamar, which is a 22,000 square foot skilled nursing facility located in Lamar, Colorado, and Juniper Village at Monte Vista, which is a 20,000 square foot skilled nursing facility located in Monte Vista, Colorado. Both of the 60-bed facilities were built in 1972 and renovated in 2008.

The facilities will be operated and leased by Dakavia Management Corp. (“Dakavia”) pursuant to a 15-year triple net lease. Dakavia has over twenty years of experience in the skilled nursing industry and operates three other facilities in Summit’s portfolio.

“We have been pleased with the relationship with Dakavia as they have been a great partner and operator for us,” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc. “We look forward to our continued growth with Dakavia.”

“Summit has been a great group to work with and an important part of our strategic growth,” said Kent Emry, President of Dakavia Management Corp.

These acquisitions are Summit’s first since becoming self-managed earlier this year and mark the geographic expansion into the state of Colorado, a strategy consistent with key objectives to grow and diversify Summit’s portfolio.

About Summit Healthcare REIT, Inc.

Summit is a publicly registered non-traded REIT that is currently focused on investing in healthcare related senior housing real estate located throughout the United States. The current portfolio includes interests in 14 long-term triple net leased healthcare facilities.

For more information, please contact Kiersten Mehl at (800) 978-8136.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2013, and quarterly reports for the periods ended March 31, 2014, and June 30, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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